Exhibit 10.32

EXECUTION COPY

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

NON-EXCLUSIVE TECHNOLOGY ALLIANCE

AND OPTION AGREEMENT

between

REGULUS THERAPEUTICS INC.

and

SANOFI-AVENTIS

NON-EXCLUSIVE TECHNOLOGY ALLIANCE AND OPTION AGREEMENT

THIS NON-EXCLUSIVE TECHNOLOGY ALLIANCE AND OPTION AGREEMENT (the “Agreement”) is made and entered into this June 17, 2010 (the “Effective Date”), by and between SANOFI-AVENTIS, a French Corporation (“Sanofi”) having a place of business at 174 avenue de France, 75013, Paris, France and registered in the Paris Trade and Company Register under no. 395 030 844, and REGULUS THERAPEUTICS INC., a Delaware Corporation (“Regulus”) having a place of business at 1896 Rutherford Road, Carlsbad, California 92008. Sanofi and Regulus each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Regulus possesses certain patent rights, know-how and technology with respect to therapeutic microRNA Compounds;

WHEREAS, the Parties concurrently entered into a Collaboration and License Agreement of even date herewith (the “Collaboration Agreement”);

WHEREAS, Sanofi desires to obtain from Regulus an option to obtain (i) a nonexclusive license to conduct Research on microRNA Compounds, including a technology sharing from Regulus; and (ii) an exclusive license to Develop and Commercialize a limited number of microRNA Compounds as Option Products; and

WHEREAS, Regulus desires to grant Sanofi such options, and if Sanofi exercises such options, to perform such technology sharing and grant Sanofi such licenses.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties do hereby agree as follows.

ARTICLE 1

DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in Appendix 1, or if not listed in Appendix 1, the meaning designated in places throughout the Agreement.

ARTICLE 2

RESEARCH OPTION AND TECHNOLOGY ALLIANCE

2.1 Research Option. Subject to the terms and conditions of this Agreement, Regulus hereby grants to Sanofi the nonexclusive, nontransferable right, exercisable in accordance with this ARTICLE 2, to obtain the nonexclusive license set forth in Section 2.3 below under the terms and conditions set forth in this Agreement (the “Research Option”).

2.2 Research Option Exercise. Subject to the one-time extension described in the last sentence of this Section 2.2, Sanofi may exercise the Research Option at any time prior to

1.

5:00 PM Pacific time on the 30th day following the expiration of the third anniversary of the Effective Date (as may be adjusted per the one-time, one-year extension, the “Research Option Deadline”), by (i) providing Regulus a written notice that Sanofi is exercising the Research Option prior to the Research Option Deadline; and (ii) paying Regulus the first installment of the option exercise payment set forth in Section 5.1 below. If Sanofi does not provide Regulus a written notice that Sanofi is exercising the Research Option on or before the Research Option Deadline, then the Research Option will automatically expire and become null and void. Sanofi may extend the Research Option Deadline for one additional one-year period, by providing Regulus a written notice thereof and paying Regulus an irrevocable, non-creditable and nonrefundable payment of $[…***…] for such one-year extension, such notice must be made prior to the original Research Option Deadline, and such payment must be made no later than 10 Business Days after such notice is given. If Sanofi intends to exercise the Research Option, it will so notify Regulus in a non-binding written notice and Regulus will have […***…] Business Days from its receipt of such notice (the “Bring Down Period”) to deliver a schedule of exceptions (the “Disclosure Schedule”) qualifying the representations and warranties (collectively, the “Bring Down Warranties”) Regulus previously made in Sections 10.1 and 10.2 of this Agreement; provided, however that if the Research Option Deadline would occur during the Bring Down Period and Regulus has not delivered to Sanofi the Disclosure Schedule prior to the Research Option Deadline, then the Research Option Deadline will automatically be extended to the next Business Day immediately following the expiration of the Bring Down Period. Notwithstanding anything to the contrary, if following the expiration of the Bring Down Period, Sanofi exercises its Research Option, then Regulus will be deemed to reissue, as of the end of the Bring Down Period and as qualified by the Disclosure Schedule, the Bring Down Warranties.

2.3 Research License. Effective solely upon exercise (if any) of the Research Option in accordance with Section 2.2 above (the date of such exercise, the “Research Option Exercise Date”), and subject to the terms and conditions of this Agreement, Regulus hereby grants to Sanofi a worldwide, royalty-free, nonexclusive license (with the right to grant sublicenses solely to Affiliates of Sanofi) under the Regulus Platform Technology solely to Research microRNA Compounds. The license granted under this Section 2.3 will be referred to as the “Research License.” For clarity, the Research License does not include the right to Develop or Commercialize microRNA Compounds, and Sanofi covenants that it will not use any Regulus Platform Technology to Develop or Commercialize microRNA Compounds except as expressly permitted by the Collaboration Agreement or in accordance with Commercial Licenses granted pursuant to this Agreement.

2.4 Technology Alliance. Commencing on the Research Option Exercise Date, Regulus and Sanofi will conduct a technology sharing program (the “Technology Sharing Program”) as follows:

the Technology Sharing Program will begin on the Research Option Exercise Date and continue until the […***…] ]anniversary of the Research Option Exercise Date (such period, the “Technology Sharing Period”); provided, however that if Regulus does not achieve the technology sharing milestones contemplated by clauses (ii) and (iii) of Section 5.1.1 or clause (ii) of Section 5.1.2, as applicable, before sixty (60) days prior to the scheduled end of the Technology Sharing Period, then the Technology Sharing Period shall be

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automatically extended for additional […***…] periods until the earlier of (a) the date all such technology sharing milestones have been achieved; and (b) the […***…] anniversary of the Research Option Exercise Date.

2.4.1 on a periodic basis as agreed by the Parties, and promptly following Sanofi’s reasonable request from time to time, Regulus will deliver to Sanofi, for no additional consideration, all relevant Regulus Platform Technology (including Regulus Tangible Materials) that exists in recorded form (or copies thereof) and is necessary or useful for Sanofi to exercise its rights under the Research License;

2.4.2 at Sanofi’s reasonable request, Regulus will collaborate with Sanofi to ensure that Sanofi can optimize Option Compounds for the Option Targets; and

2.4.3 Regulus will make its relevant scientific and technical personnel (including, but not limited to personnel from Regulus’ bioinformatics, chemistry, oligonucleotide design, biology, toxicology and pharmacokinetics groups) reasonably available to Sanofi as reasonably necessary to implement the Technology Sharing Plan, and to answer any questions or provide instruction (which may include hands-on training) as reasonably requested by Sanofi concerning the items delivered pursuant to Section 2.4.2, in connection with Sanofi’s Research of microRNA Compounds under the Research License.

2.5 Technology Sharing Plan.

2.5.1 Before Research Option Deadline. No later than […***…] months prior to the Research Option Deadline, Regulus will deliver to Sanofi (i) a schedule disclosing the material terms of the Regulus Existing In-Licenses and Regulus Future In-Licenses in effect as of the date of such schedule (including any potential milestone, royalty or similar payments related to Option Compounds or Option Products under such Regulus Existing In-Licenses and Regulus Future In-Licenses) (an “In-License Summary”); and (ii) a preliminary Technology Sharing Plan (consistent with the requirements of Section 2.5.2). In addition, at any time prior to the Research Option Exercise Deadline, if Sanofi is considering an exercise of the Research Option, Regulus and Sanofi will reasonably cooperate to draft a preliminary Technology Sharing Plan (consistent with the requirements of Section 2.5.2) and In-License Summary in advance of Sanofi’s exercise of its Research Option, such right to be exercised no more than […***…] in any […***…]-month period.

2.5.2 After Research Option Exercise Date. The Parties contemplate that the bulk of the Technology Sharing Program will occur in the first […***…]. Within forty-five (45) days after the Research Option Exercise Date, the Parties will update the latest technology sharing plan provided to Sanofi under Section 2.5.1, subject to mutual agreement by the Parties (the “Technology Sharing Plan”). The Technology Sharing Plan will: (i) specify goals and time lines for the achievement of the technology sharing under Section 2.4; (ii) identify specific technology to be shared; (iii) specify criteria for successful achievement of the technology sharing; and (iv) assign obligations to each Party with respect to technology sharing and technical assistance. The Technology Sharing Plan may be amended from time to time through written amendments unanimously approved by both Parties’ JTSC representatives.

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2.6 Technology Sharing Committee. No later than thirty (30) days after the Research Option Exercise Date, the Parties will establish a Joint Technology Sharing Committee (the “JTSC”) that will, during the Technology Sharing Period, oversee the activities of the Parties under the Technology Sharing Plan and facilitate the sharing of technology (and information related thereto) from Regulus to Sanofi. The JTSC will dissolve at the end of the Technology Sharing Period.

2.6.1 The JTSC will be composed of two (2) representatives designated by Regulus and two (2) representatives designated by Sanofi, provided that the Parties will appoint additional representatives as appropriate with respect to subject area-specific subteams. Each Party’s JTSC representatives will be of the seniority and experience appropriate for service on the JTSC in light of the functions, responsibilities and authority of the JTSC. Sanofi will select from its representatives a chairperson for the JTSC. Each Party may replace any or all of its representatives on the JTSC with individual(s) of appropriate experience and seniority at any time upon written notice to the other Party. The JTSC chairperson will call a meeting of the JTSC as required by this Agreement or promptly upon the written request of either Party.

2.6.2 The JTSC will meet in person or hold video conferences once per Calendar Quarter basis until the end of the Technology Sharing Period; provided, that two (2) such meetings will occur in person and two (2) such meetings will occur by video conference. Meetings of the JTSC in person will alternate between the offices of Regulus and Sanofi, or such other place as the Parties may agree, with the first such meeting for the JTSC being at Regulus’ offices. The members of the JTSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

2.6.3 The JTSC will perform the following functions: (1) managing and overseeing the performance of the Technology Sharing Plan, (2) providing updates to the Parties regarding the Technology Sharing Plan, (3) reviewing and approving any updates, amendments or modifications to the Technology Sharing Plan, (4) developing and adopting remediation plan(s) specifically designed to address any incomplete sharing of Regulus Platform Technology, including amendments to the Technology Sharing Plan with respect to the achievement of the applicable timelines set forth therein, (5) providing an initial forum for resolving disputes arising under the Technology Sharing Plan, and (6) such other responsibilities as may be assigned to the JTSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time. For purposes of clarity, the JTSC will not have the authority to modify the terms of this Agreement or to take any action inconsistent with the terms of this Agreement.

2.7 End of Technology Sharing Period. Upon the expiration of the Technology Sharing Period, Regulus will not be obligated to continue to perform work under the Technology Sharing Plan.

4.

ARTICLE 3

LIMITED OPTION TO OBTAIN COMMERCIAL LICENSE

3.1 Option Targets.

3.1.1 Designating Option Targets. At any time after the Research Option Exercise Date through the […***…] anniversary of the Effective Date, Sanofi may designate a new microRNA with respect to which Sanofi would like a Commercial License (any such microRNA to which a Commercial License is granted, an “Option Target”) by providing Regulus with a written notice (the “Request Notice”) of the microRNA it wishes to designate as an Option Target (the “Proposed Target”); provided, however, there can be no more than […***…]Option Targets at any time. The Request Notice will include the microRNA name and the miRBase Accession Number and specify whether Sanofi wants to pursue such microRNA with a microRNA Antagonist or a microRNA Mimic. Within 15 Business Days of receipt of the Request Notice, Regulus will give Sanofi written notice (i) stating if any of the criteria set forth in clauses (a) through (e) below applied to such Proposed Target at the time of Regulus’ receipt of the Request Notice (or otherwise confirming that such Proposed Target is available); and (ii) only if none of clauses (a) through (e) below applied to such Proposed Target at the time of Regulus’ receipt of the Request Notice, disclosing all relevant Regulus In-License Agreements and prior Third Party Agreements and other potential encumbrances known by Regulus and related to the Proposed Target (“Target Encumbrances”). If, at such time, the Proposed Target is (a) subject to a […***…]; (b) subject to […***…] (and not merely an […***…]) granted by Regulus to a Third Party that explicitly identifies such Proposed Target by name and prohibits Regulus from collaborating with Sanofi under this Agreement or from granting a license under Section 3.5 with respect to the Proposed Target, (c) subject to […***…] has […***…]; (d) identified by name and the subject of a bona fide […***…] Regulus has […***…] a Third Party […***…] (except where Regulus has not […***…] following Regulus’ […***…]) under […***…] such Third Party either a Regulus Collaborator Exclusive Option with respect to microRNA Compounds directed to such Proposed Target, or an exclusive license to Develop and Commercialize microRNA Compounds directed to such Proposed Target, or (e) the subject of the Collaboration Agreement, then, and only then, in each case, the Proposed Target will be rejected and will not become an Option Target. If the Proposed Target is rejected, Sanofi can request another microRNA in accordance with the terms of this Section 3.1.1. If the Proposed Target is not rejected, the Proposed Target will become an Option Target; provided, however, that if the Proposed Target has any Target Encumbrances (and Regulus has disclosed such Target Encumbrances to Sanofi), before such Proposed Target can become an Option Target, Sanofi must agree in writing (within 30 days of receiving from Regulus the description of such Target Encumbrances) to assume all applicable Target Encumbrances for such Proposed Target.

3.1.2 Confidentiality. The fact that Sanofi has designated a particular microRNA an Option Target is Confidential Information of Sanofi. The fact that Regulus has

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rejected a particular microRNA under Section 3.1.1 and any information disclosed under an Inquiry Notice is Confidential Information of Regulus.

3.2 Commercialization Options. Subject to the terms and conditions of this Agreement, on an Option Target-by-Option Target basis, effective solely upon the Research Option Exercise Date, Regulus hereby grants to Sanofi the nonexclusive, nontransferable right, exercisable in accordance with this ARTICLE 3, to obtain the exclusive licenses set forth in Section 3.5 below under the terms and conditions set forth in this Agreement (each a “Commercial Option”). For clarity, until Regulus grants Sanofi a Commercial License with respect to a particular Option Target, Regulus may collaborate with a Third Party (including granting a license) with respect to such Option Target, and any Commercial License Regulus later grants to Sanofi with respect to such Option Target will be subject to any rights Regulus granted to such Third Party prior to Sanofi’s exercise of the applicable Commercial Option. If after the Research Option Exercise Date, Sanofi reasonably believes that […***…] under either the […***…] or […***…] fall within the definition of Regulus Platform Technology Patents and cover a Option Product being developed by Sanofi, Regulus and Sanofi will negotiate in good faith and use commercially reasonable efforts to […***…] under the specific […***…] that cover the Option Product solely to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import the applicable Option Compounds and Option Products.

3.3 Commercial Option Exercise. Sanofi shall be deemed to have exercised its Commercial Option with respect to any Option Target and any related Option Products when the microRNA under any Request Notice becomes an Option Target pursuant to Section 3.1.1. If Sanofi does not exercise its Commercial Option for a microRNA Antagonist or a microRNA Mimic before the […***…] anniversary of the Effective Date (the “Commercial Option Deadline”), then such Commercial Option will automatically expire and become null and void.

3.4 Filing of INDs. At any time, and from time to time, during the IP Period, Sanofi shall have the right to file up to a total of […***…] INDs for Option Compounds (each, an “Option IND”) that is either a microRNA Antagonist that inhibits an Option Target, or is a microRNA Mimic that mimics Option Targets. Any product which contains an Option Compound that is the subject of an Option IND shall herein be referred to as an “Option Product”.

3.5 Commercial License. Effective solely upon exercise of the Commercial Option in accordance with Section 3.3 above, and subject to the terms and conditions of this Agreement Regulus will grant to Sanofi a worldwide, royalty-bearing, exclusive license, with the right to grant sublicenses as set forth in Section 3.7 below, under the Regulus Platform Technology to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import Option Compounds and Option Products. Each license granted under this Section 3.5 will be referred to as a “Commercial License.”

3.6 Term of the Commercial Licenses. Except as set forth in the immediately following sentence, each Commercial License shall automatically expire on the […***…] anniversary of the Effective Date. Solely to the extent necessary to Develop and Commercialize Option Products, each Commercial License or portion thereof, shall survive beyond the

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[…***…] anniversary of the Effective Date and continue unless and until otherwise terminated pursuant to ARTICLE 8.

3.7 Sublicenses. The licenses granted to Sanofi under Section 3.5 are fully sublicensable to any Affiliate of Sanofi, and only sublicensable to a Third Party in connection with a sublicense of an Option Compound or Option Product for the continued Research, Development and Commercialization of such Option Compound or Option Product in accordance with the terms of this Agreement. If Sanofi sublicenses any Commercial License to a Third Party, then Sanofi shall pay Regulus a non-refundable royalty of […***…] of any Sanofi Licensing Revenues received by Sanofi from any Third Party. For purposes of this Agreement, “Sanofi Licensing Revenues” will mean any payments that Sanofi receives from a Third Party in consideration of a license (or sublicense) to further the Development and Commercialization of an Option Compound or Option Product, in each case including, but not limited to, upfront payments, license fees, regulatory or sales milestone payments, royalties and/or profit sharing payments, but excluding: (i) payments made in consideration of Sanofi’s equity or debt securities (except to the extent such payments exceed the fair market value of such securities upon date of receipt), (ii) payments to reimburse Sanofi for the out-of-pocket costs and expenses of research and development, and (iii) payments to reimburse Sanofi for patent prosecution costs and expenses.

3.8 Exclusivity Covenants.

3.8.1 Regulus Exclusivity Covenant. On an Option Target-by-Option Target basis, so long as the applicable Commercial License granted to Sanofi under Section 3.5 is in effect, Regulus agrees that it will not practice the Regulus Platform Technology or inventions claimed within Sanofi Blocking Patents to work independently of this Agreement for itself or any Third Party (including the grant of any license to any Third Party under the Regulus Platform Technology or Sanofi Blocking Patents) to discover, Research, Develop and/or Commercialize (i) with respect to Option Targets that are the subject of a Commercial License under Section 3.5 where the applicable Option Product contains a microRNA Antagonist, microRNA Compounds that […***…] such Option Target; and (ii) with respect to Option Targets that are the subject of a Commercial License under Section 3.5 where the applicable Option Product contains a microRNA Mimic, microRNA Compounds with a substantially similar base composition as the applicable Option Target that are designed to mimic the activity of such Option Target. Notwithstanding any other provision of this Agreement, Regulus retains the right to grant Permitted Licenses.

3.8.2 Sanofi Exclusivity Covenant. On a Regulus Target-by-Regulus Target basis, during the Technology Sharing Period and thereafter during the Term, Sanofi agrees that it will not practice the Regulus Platform Technology, Regulus Collaborator Blocking Technology or inventions claimed within Sanofi Blocking Patents or to work independently of this Agreement for itself or any Third Party (including the grant of any license to any Third Party under the Regulus Platform Technology, Regulus Collaborator Blocking Technology or Sanofi Blocking Patents) to discover, Research, Develop and/or Commercialize (i) with respect to Regulus Targets where the applicable Regulus Product contains a microRNA Antagonist, microRNA Compounds that […***…] such Regulus Target; and (ii) with respect to Regulus Targets where the applicable Regulus Product contains a microRNA Mimic,

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microRNA Compounds with a substantially similar base composition as the applicable Regulus Target that are designed to mimic the activity of such Regulus Target. For purposes of this Agreement, “Regulus Product” means any product that contains a microRNA Compound as an active pharmaceutical ingredient, that Regulus is Developing and/or Commercializing pursuant to […***…] (whether on its own or in collaboration with or under a license with a Third Party). For purposes of this Agreement, “Regulus Target” means (i) with respect to a Regulus Product that is a microRNA Antagonist, the microRNA that is inhibited by such Regulus Product; or (ii) with respect to a Regulus Product that is a microRNA Mimic, the microRNA that is mimicked by such Regulus Product.

ARTICLE 4

LIMITATIONS ON LICENSES

4.1 License Conditions; Limitations.

4.1.1 Sanofi will use Commercially Reasonable Efforts to Develop and Commercialize the applicable Option Compound and Option Product.

4.1.2 The Research License is subject to and limited by the Prior Third Party Agreements as listed in Appendix 5 attached hereto. From time to time, on or before the Research Option Deadline, Regulus shall be free to enter into license and/or collaboration agreements with Third Parties with respect to Regulus Platform Technology on a product-by-product or target-by-target basis; provided, however, that Regulus shall not grant to any Third Party any […***…] (such as […***…]) with respect to Regulus Platform Technology, unless either (a) such […***…] on or before the Research Option Deadline, or (b) the Research License, each Commercial License, and subject to Section 3.1.1, Sanofi’s right to obtain Commercial Licenses are excluded from Regulus’ […***…]. From time to time, on or before the Research Option Deadline, Regulus may update Appendix 5 to include any license and/or collaboration agreement entered into by Regulus and any Third Party as permitted by this Section 4.1.2, by providing written notice to Sanofi.

4.1.3 Each Commercial License and the exclusivity covenants under Section 3.8.1 are subject to and limited by the Prior Third Party Agreements listed in Appendix 6 attached hereto. From time to time during the Term, Regulus shall be free to enter into license and/or collaboration agreements with Third Parties with respect to Regulus Platform Technology on a product-by-product or target-by-target basis; provided, however, that Regulus shall not grant to any Third Party any […***…] (such as […***…]) with respect to Regulus Platform Technology, unless either (a) such […***…] on or before the Research Option Deadline, or (b) the Research License, each Commercial License, and subject to Section 3.1.1, Sanofi’s right to obtain Commercial Licenses are excluded from Regulus’ […***…]. From time to time on or before the Commercial Option Deadline, Regulus may update Appendix 6 to include any license and/or collaboration agreement entered into by Regulus and any Third Party as permitted by this Section 4.1.3 by providing written notice to Sanofi.

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4.1.4 Without limiting this Article 4, Regulus’ ability to grant Sanofi the Research License or any Commercial License with respect to […***…] is limited by, and subject to, the terms of the Founding Company License Agreement solely to the extent Regulus has, prior to the Effective Date, provided Sanofi the provisions of such agreements in unredacted form. Regulus will use commercially reasonable efforts (and will exercise its rights under the Founding Company License Agreement) to secure the right to grant Sanofi the Research License or any Commercial License with respect to Option Compounds that are […***…] to the fullest extent contemplated by this Agreement.

4.1.5 Notwithstanding Section 3.5 and Section 3.8.1, Regulus retains the right to grant Permitted Licenses.

4.1.6 Certain of the Regulus Platform Technology that may be licensed to Sanofi under Section 2.3 or 3.5 will have been in-licensed or acquired by Regulus under the Regulus Future In-License Agreements (such Regulus Platform Technology, the “Regulus Future In-Licensed Technology”), and certain milestone and/or royalty payments may become payable by Regulus to such Third Parties under such license or purchase agreements based on the Research, Development and/or Commercialization of an Option Compound and/or Option Product by Sanofi under this Agreement. The Parties acknowledge that whether a milestone and/or royalty payment becomes payable by Regulus to such Third Party licensor depends on the terms and conditions of the Regulus Future In-License Agreement. If Sanofi wishes to include any Regulus Future In-Licensed Technology as part of the licenses granted by Regulus under Section 2.3 or 3.5, Sanofi will notify Regulus of its desire to do so and the Parties will […***…] upfront payments or ongoing payment obligations […***…] and […***…] that are […***…] and other Regulus licensees, if appropriate. As part of this […***…], Regulus will share with Sanofi, in reasonable detail, the […***…] Regulus used to […***…]. […***…] does not […***…] to Option Compound and Option Products, and to be responsible for the […***…] of any […***…] to Option Compound and Option Products, then the applicable Regulus Future In-licensed Patents will […***…]

4.1.7 After the Effective Date, Regulus will not enter into any Regulus Future In-License Agreements that (i) treat Sanofi differently than Regulus’ other partners who are Developing and Commercializing microRNA compounds under license from, or in collaboration with, Regulus; or (ii) contain obligations that would have a material adverse effect on Option Compounds or Option Products and that are […***…] that are in effect on the Effective Date.

ARTICLE 5

FINANCIAL PROVISIONS.

5.1 Research Option Exercise. In partial consideration for the licenses and other rights granted under this Agreement, as a condition to exercise of the Research Option, Sanofi

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will pay Regulus an irrevocable, non-creditable and nonrefundable option exercise fee as follows:

5.1.1 If Sanofi exercises the Research Option before 5:00 PM Pacific time on the 30th day following the expiration of the third anniversary of the Effective Date, the option exercise fee will be $50,000,000, which will be payable in installments as follows: (i) $[…***…] of such fee is payable within ten Business Days following the Research Option Exercise Date; (ii) subject to the successful achievement of the relevant technology sharing milestones as set forth in the Technology Sharing Plan, $[…***…] of such fee is payable within ten (10) Business Days of the first anniversary of the Research Option Exercise Date; and (iii) subject to the successful achievement of the relevant technology sharing milestones as set forth in the Technology Sharing Plan, the remaining $[…***…] of such fee is payable within ten (10) Business Days of the second anniversary of the Research Option Exercise Date; or

5.1.2 If, in compliance with 2.2, Sanofi exercises the Research Option after 5:00 PM Pacific time on the 30th day following the expiration of the third anniversary of the Effective Date, the option exercise fee will be $[…***…], which will be payable in installments as follows: (i) $[…***…] of such fee is payable within ten Business Days following the Research Option Exercise Date; and (ii) subject to the successful achievement of the relevant technology sharing milestones as set forth in the Technology Sharing Plan, $[…***…] of such fee is payable within ten (10) Business Days of the first anniversary of the Research Option Exercise Date.

5.2 Royalties. Subject to the other provisions of this Agreement, Sanofi will pay to Regulus a royalty of […***…]% (as adjusted per Section 5.3, the “Royalty Rate”) on Net Sales of each Option Product during the applicable Royalty Term. Royalties payable under this Section 5.2 will be payable for each Option Product on an Option Product-by-Option Product and country-by-country basis until the date that is the […***…] of (i) […***…] years after the First Commercial Sale of the Option Product in such country or (ii) the expiration of the last to expire Valid Claim within the Regulus Platform Technology Patents which would be infringed by the sale of the applicable Option Product in the applicable country by an unauthorized party. In addition, to the extent Sanofi has […***…] (collectively, the “[…***…]”), Sanofi will pay Regulus such financial obligations in addition to the royalties set forth in this Section 5.2. Such period during which royalties are payable with respect to an Option Product in a country, including giving effect to any cessation due to Generic Products as described in Section 5.3, is referred to herein as the “Royalty Term” for such Option Product in such country; provided however that Sanofi will be required to pay any Sanofi Supported Obligations to the extent such Sanofi Supported Obligations extend past the Royalty Term. Regulus will be solely responsible for 100% of any payments due under the Regulus Existing In-Licenses in relation to the Development and Commercialization of Option Products by Sanofi under this Agreement.

5.3 Generic Competition. Notwithstanding anything to the contrary, if a Generic Product corresponding to an Option Product is launched in a particular country and the Percentage Reduction of Net Sales is greater than […***…] percent ([…***…]%) for any given Calendar Quarter, then the Royalty Rate will be reduced to […***…] percent ([…***…]%). As used herein, the “Percentage Reduction of Net Sales” for any particular Calendar Quarter means the

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quotient (expressed as a percentage) obtained by dividing (A) the difference obtained by subtracting the […***…] for such applicable Calendar Quarter from the […***…] by (B) the […***…] Notwithstanding the foregoing, to the extent that, after the […***…] to the extent so […***…].

5.4 […***…] Milestone. On an Option Product-by-Option Product basis, Sanofi will give Regulus written notice within thirty (30) days of receiving the […***…]. After receiving such written notice Regulus shall submit an invoice to Sanofi for $[…***…], and Sanofi will pay Regulus such amount within ten (10) Business Days after receipt of such invoice from Regulus. For each Option Product such $[…***…] milestone payment by Sanofi to Regulus will only be triggered by the first […***…] by Sanofi, its sublicensees or their respective Affiliates by each Option Product.

5.5 Royalty Report and Payment. During the Royalty Term following the First Commercial Sale of any Option Product, within […***…] days after the end of each Calendar Quarter, Sanofi will provide Regulus with a royalty report for such Quarter showing, on an Option Product-by-Option Product and country-by-country basis:

(a) the Net Sales of Option Products sold by Sanofi, its sublicensees and their respective Affiliates during such Calendar Quarter reporting period;

(b) the royalties which will have accrued hereunder with respect to such Net Sales;

(c) any adjustment for Generic Products under Section 5.3; and

(d) any other information related to the calculation of Net Sales of Option Products reasonably requested by Regulus that (i) is contained in a report and format that is regularly generated by Sanofi’s accounting department in its normal course of business and (ii) is reasonably necessary for Regulus to comply with a Regulus Existing In-License Agreement or Regulus Future In-License Agreement.

Sanofi will keep, and will require its sublicensees and their respective Affiliates to keep, complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Upon reasonable request by Regulus (but no more frequently than […***…] in any […***…]-month period), Sanofi will report to Regulus the quantity of Option Product not subject to royalties distributed by Sanofi, its Affiliates or sublicensees as part of an expanded access program to include compassionate use, named patients or other similar

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use or as part of Phase 4 Trials or as bona fide samples. All information disclosed by Sanofi to Regulus under this Section 5.5 will be Sanofi Confidential Information.

5.6 Manner of Payment and Exchange Rate. Except as otherwise provided in this Agreement, Regulus shall invoice Sanofi for all milestone, royalty and other payments hereunder and Sanofi shall pay all such milestone, royalty and other payments that are due within ten (10) Business Days after the receipt of the applicable invoice. All payments to be made by Sanofi to Regulus hereunder will be made by deposit of U.S. Dollars by wire transfer in immediately available funds in the requisite amount to such bank account Regulus may from time to time designate by notice to Sanofi. For sales that were made in a currency other than U.S. Dollars, such amounts will be converted into U.S. Dollars using the average exchange rates as calculated and utilized by Sanofi’s group reporting system and published accounts for the applicable royalty period. All invoices to be provided by Regulus to Sanofi under this Agreement shall include a breakdown of the goods, services and/or activities for which payment is due, as well is payment instructions and shall be sent by express courier service to:

Sanofi-Aventis

Direction Comptable Holding

174 avenue de France

75013 Paris

France

5.7 Audits, including Audits of Royalty Reports.

5.7.1 Audits of Royalty Reports. Upon the written request of Regulus and not more than once in each Calendar Year, Sanofi will permit an independent certified public accounting firm of nationally recognized standing selected by Regulus and reasonably acceptable to Sanofi, at Regulus’ expense to have access during normal business hours to such records of Sanofi and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than […***…] months prior to the date of such request. These audit rights (but not any obligation to pay unpaid royalties for such periods) with respect to any Calendar Year will terminate […***…] years after the end of such Calendar Year. Regulus will provide Sanofi with a copy of the accounting firm’s written report within 30 days of completion of such report.

5.7.2 If such accounting firm concludes that an overpayment or underpayment was made, then the owing Party will pay the amount due within 30 days of the date Regulus delivers to Sanofi such accounting firm’s written report so correctly concluding. Regulus will bear the full cost of such audit unless such audit correctly discloses that the additional payment payable by Sanofi for the audited period is more than 5% of the amount of the royalties paid for that audited period, in which case Sanofi will pay the reasonable fees and expenses charged by the accounting firm.

5.7.3 Sanofi will use commercially reasonable efforts to include in each sublicense granted by it to any sublicensee a provision requiring the sublicensee to maintain records of sales made pursuant to such license and to grant access to such records by Sanofi’s independent accountant to the same extent and under substantially similar obligations as required

***Confidential Treatment Requested

12.

of Sanofi under this Agreement. Sanofi will advise Regulus in advance of each audit of any sublicensee with respect to Product sales. Sanofi will provide Regulus with a summary of the results received from the audit and, if Regulus so requests, a copy of the audit report with respect to Product sales. Sanofi will pay the reasonable fees and expenses charged by the accounting firm, except that Regulus will pay for all additional services requested exclusively by Regulus from Sanofi’s independent accountant unless the audit discloses that the additional payments payable to Regulus for the audited period differ by more than 5% from the amount of the royalties otherwise paid.

5.7.4 All financial information subject to review under this Section or under any license agreement with a sublicensee will be Sanofi Confidential Information and will be treated in accordance with the confidentiality provisions of this Agreement. As a condition precedent to Regulus’ audit rights under this Section, Regulus’ accounting firm will enter into a confidentiality agreement with Sanofi obligating it to treat all such financial information in confidence pursuant to such confidentiality agreement. Regulus may provide Third Parties to which Regulus owes royalties on Products information in such audit report that are relevant and required to comply with such Third Party’s audit rights under the applicable license agreement between Regulus and such Third Party, provided that such Third Party agrees in writing to keep such information confidential under terms no less restrictive than Regulus’ obligations of confidentiality under this Agreement.

5.8 Interest. If Sanofi fails to make any payment due to Regulus under this Agreement, then interest will accrue on a daily basis at the greater of an annual rate equal to the 1 month LIBOR Rate plus 1% (or such lower interest rate to the extent necessary to comply with Applicable Law).

5.9 Taxes.

5.9.1 Sanofi will make all payments to Regulus under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment.

5.9.2 Sanofi will promptly pay on behalf of Regulus any tax required to be withheld on amounts payable under this Agreement to the appropriate governmental authority, and Sanofi will furnish Regulus with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Regulus.

5.9.3 Sanofi and Regulus will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Sanofi to secure a reduction in the rate of applicable withholding taxes.

ARTICLE 6

CONFIDENTIALITY; PRESS RELEASES & PUBLICATIONS

6.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for five (5) years thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep

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confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including, but not limited to, trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

6.1.1 was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates;

6.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates;

6.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or

6.1.4 was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others.

6.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party or its Affiliates may use and disclose to Third Parties Confidential Information of the Disclosing Party as follows: (i) with respect to any such disclosure of Confidential Information, under confidentiality provisions no less restrictive than those in this Agreement, and solely in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including, without limitation, the rights to Develop and Commercialize Option Compounds and/or Option Products under Section 3.3, and to grant licenses and sublicenses hereunder), provided, that Confidential Information may be disclosed by a Receiving Party to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement with such Receiving Party if such Receiving Party has used reasonable efforts to impose such requirement without success and disclosure to such governmental entity or agency is necessary for the performance of the Receiving Party’s obligations hereunder; (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, complying with applicable governmental regulations, obtaining Approvals, conducting clinical trials, marketing Option Products, or as otherwise required by applicable law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or

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any of its Affiliates is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example, but without limitation, in the event of a medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with actual or potential lenders, arm’s length financial investors, merger partners, acquirers, consultants, or professional advisors on a need-to-know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement; (iv) to the extent and only to the extent that such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s or its Affiliates’ licensor with respect to any intellectual property licensed to the other Party under this Agreement; (v) to prosecute or defend litigation as permitted by this Agreement or (vi) to the extent mutually agreed to in writing by the Parties.

6.3 Press Release; Disclosure of Agreement. The Parties agree that the public announcement of the execution of this Agreement will be made by individual press releases issued by each Party and will not be made in a joint press release. Except to the extent required to comply with applicable law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 6.3, neither Party nor such Party’s Affiliates will make any public announcements, press releases or other public disclosures concerning this Agreement or the terms or the subject matter hereof without the prior written consent of the other, which will not be unreasonably withheld. Each Party will give the other Party a reasonable opportunity (to the extent consistent with law) to review all material filings with the SEC describing the terms of this Agreement prior to submission of such filings, and will give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

6.4 Remedies. Each Party will be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 6.

6.5 Acknowledgment. Unless otherwise agreed upon in writing by the Parties, each Party will acknowledge in any press release, public presentation or publication regarding an Option Target, Option Compound and/or Option Product, the other Party’s role in discovering and developing the Option Target, Option Compound or Option Product, as applicable, and that such Option Targets, Option Compounds or Option Products are under license from Regulus (including, if requested by Regulus, Regulus’ stock ticker) and otherwise acknowledge the contributions from the other Party.

ARTICLE 7

PATENTS

7.1 CREATE Act. Notwithstanding anything to the contrary in this Article 7, neither Party will have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising

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its rights under this Article 7 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

7.2 Filing, Prosecution and Maintenance of Patents. Except as otherwise may be agreed pursuant to any written agreement between the Parties, each Party will have the sole right, at its cost and expense and at its sole discretion, to prepare, file, prosecute (including, without limitation, to control any interferences, reissue proceedings, oppositions and reexaminations), maintain, enforce and defend throughout the world any Patents solely owned or Controlled by such Party, including, with respect to Regulus, the Regulus Platform Technology Patents, provided however, that Sanofi will have the right to prepare, file, prosecute (including, without limitation, to control any interferences, reissue proceedings, oppositions and reexaminations), maintain, enforce and defend throughout the world the Regulus Platform Technology Patents, solely to the extent that Sanofi possesses such rights pursuant to the Collaboration Agreement.

7.3 No Challenge. As a material inducement for entering into this Agreement, Sanofi covenants to Regulus that during the Term, solely with respect to claims within the Regulus Platform Technology Patents that are included in the options or license granted to Sanofi under Article 2 or Article 3, Sanofi, its Affiliates or sublicensees will not (a) commence or otherwise voluntarily determine to participate in (other than as may be necessary or reasonably required to respond to a court request or order or administrative law request or order) any action or proceeding, challenging or denying the validity of any claim within an issued patent or patent application within the Regulus Platform Technology Patents, or (b) direct, support or actively assist any other Person (other than as may be necessary or reasonably required to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding challenging or denying the validity of any claim within an issued patent or patent application within the Regulus Platform Technology Patents. For purposes of clarification, any breach of this Section 7.3 will be a material breach of this Agreement and will be grounds for termination by Regulus of this Agreement under Section 8.3.

7.4 Unblocking License.

7.4.1 Subject to Section 7.4.2, Sanofi hereby grants Regulus a worldwide, royalty-free, nonexclusive license, with the right to grant sublicenses, under any Sanofi Blocking Patent to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import microRNA Compounds that are neither Licensed Compounds under the Collaboration Agreement nor Option Compounds being Developed or Commercialized by Sanofi under this Agreement (“Regulus Collaborator Compounds”). The license granted pursuant to this Section 7.4.1 is hereinafter referred to as the “Unblocking License”.

7.4.2 The sublicense of any Unblocking License to any Regulus Collaborator will be […***…] if (i) Regulus’ sublicense agreement with such Regulus Collaborator would permit […***…] to Sanofi of any of such Regulus Collaborator’s Regulus Collaborator Blocking Technology […***…] and otherwise under

***Confidential Treatment Requested

16.

substantially similar terms and conditions in all material respects as the Unblocking License granted by Sanofi under this Agreement, (ii) Regulus remains responsible to Sanofi for the performance of Regulus’ obligations with respect to the Sanofi Blocking Patents under this Agreement (either directly by Regulus or by the Regulus Collaborator), and (iii) Regulus provides to Sanofi a copy of such sublicense (and/or the applicable license agreement with such Regulus Collaborator) solely to the extent reasonably necessary to demonstrate the satisfaction of the condition in subsection (i) above and a written confirmation by the Regulus Collaborator that it agrees to be bound by the terms and conditions of this Agreement that are applicable to the Sanofi Blocking Patents.

7.4.3 If the sublicense of any Unblocking License does not meet the requirements of Section 7.4.2, then Regulus will pay to Sanofi a […***…] per cent ([…***…]%) royalty on annual worldwide Calendar Year Net Sales by such Regulus Collaborator or its Affiliates or sublicensees of products containing any Regulus Collaborator Compound the sale of which is covered by the Sanofi Blocking Patents (“Regulus Collaborator Products”). Royalties payable under this Section 7.4.3 will be payable for each Regulus Collaborator Product on a product-by-product and country-by-country basis until the date that is the later of (i) […***…] years after the first commercial sale of such product in such country and (ii) the expiration of the last to expire Valid Claim within the Sanofi Blocking Patents which would be infringed by the sale of such product in the applicable country by an unauthorized party; in each case, in accordance with the terms of Sections 5.3 through 5.8, mutatis mutandis.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. The term of this Agreement (the “Term”) commences upon the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 8, this Agreement will continue until: (a) the Research Option Deadline, unless Sanofi exercises the Research Option prior to the Research Option Deadline; or (b) if Sanofi exercises the Research Option prior to the Research Option Deadline, the later of the expiration of all Sanofi payment obligations to Regulus or Regulus payment obligations to Sanofi.

8.2 Sanofi Right to Terminate. Sanofi may terminate this Agreement (including its license rights under this Agreement) in full, or on an Option Product-by-Option Product basis, effective upon 30 calendar days prior written notice.

8.3 Material Breach.

(a) If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party will identify the actions or conduct that it wishes such Party to take for an acceptable and prompt cure of such breach (or will otherwise state its good faith belief that such breach is incurable); provided that such identified actions or conduct will not be binding upon the other Party with respect to the actions that it may need to take to cure such breach. If the breach is curable, the allegedly breaching Party will have […***…] days to either cure such breach (except to the extent such breach involves the

***Confidential Treatment Requested

17.

failure to make a payment when due, which breach must be cured within thirty (30) days following such notice) or, if a cure cannot be reasonably effected within such […***…] day period, to deliver to the non-breaching Party a plan for curing such breach which is reasonably sufficient to effect a cure within a reasonable period. If the breaching Party fails to (i) cure such breach within the […***…] day period (or 30 day as applicable) or (ii) use Commercially Reasonable Efforts to carry out the plan and cure the breach, the non-breaching Party may terminate this Agreement on an Option Target-by-Option Target basis or Option Product-by-Option Product basis by providing written notice to the breaching Party.

(b) Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence, materiality, or failure to cure of any such breach which is not a payment breach, and provides notice to the non-breaching Party (the “Other Party”) of such dispute within such […***…] day period, the Other Party will not have the right to terminate this Agreement in accordance with this Section 8.3 unless and until it has been determined in accordance with Section 11.4 that this Agreement was materially breached by the allegedly breaching Party and that Party fails to cure such breach within […***…] days following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

(c) Using the same procedures set forth in paragraphs (a) and (b) of this Section 8.3, Regulus may terminate this Agreement if Regulus exercises its termination right under the Collaboration Agreement for Sanofi’s uncured material breach of the Collaboration Agreement.

8.4 Consequences of Termination.

8.4.1 Options and Licenses. Upon termination of this Agreement in its entirety (or in part with respect to an Option Product) by either Party pursuant to this Article 8, the options and licenses granted by Regulus to Sanofi hereunder with respect to the Option Products that were the subject of such termination will terminate. Upon termination of this Agreement with respect to an Option Target or an Option Product pursuant to this Article 8, the options and licenses granted by Regulus to Sanofi hereunder with respect to such Option Targets, associated Option Compounds and Option Products will terminate.

Return of Information and Materials. Upon termination of this Agreement in its entirety (or on an Option Target or Option Product basis) by either Party pursuant to this Article 8, the Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information that is related to the Option Target(s) or Option Product(s) that were the subject of such termination. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival purposes.

***Confidential Treatment Requested

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8.5 Accrued Rights; Surviving Obligations.

8.5.1 Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. For clarification, if Sanofi exercises the Research Option under Article 2, Sanofi’s obligation to pay the full $50,000,000 option exercise fee under Section 5.1 will have accrued as of the Research Option Exercise Date, and no termination under this Agreement after the Research Option Exercise Date will relieve Sanofi of its obligation to pay the full $50,000,000 option exercise fee under Section 5.1.

8.5.2 Survival. Articles 6, 9, and 11 and Sections 5.7, 5.8, 7.4, 8.4, 8.5, 8.6, 8.7, 8.8 and 10.4 of this Agreement will survive expiration or termination of this Agreement for any reason.

8.6 Rights in Bankruptcy. All rights, options, and licenses granted under or pursuant to this Agreement by Regulus or Sanofi are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, will be promptly delivered to it upon the non subject Party’s written request therefor. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

8.7 Regulus Opt-In Rights.

8.7.1 If Sanofi terminates the Agreement under Section 8.2, Regulus may continue to Develop and Commercialize any Option Compound or Option Product that is the subject of such termination (a “Discontinued Product”). If Regulus provides a notice in writing to Sanofi within 90 days of such termination (an “Election Notice”) that Regulus is exercising its rights under this Section 8.7.1, Sanofi will, subject to Regulus’ payment obligations in Section 8.7.2: (i) grant to Regulus a sublicensable, worldwide license or sublicense, as the case may be, to all […***…] Controlled by Sanofi as of the date of the Election Notice solely as they are necessary to make, have made, use, sell, offer for sale, have sold and import Discontinued Products, (ii) transfer to Regulus, for Regulus’ use with respect to the Development and Commercialization of the Discontinued Products, any data, results, regulatory information and files in the possession of Sanofi as of the date of the Election Notice that relate

***Confidential Treatment Requested

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to such Discontinued Products, and (iii) […***…] and […***…] to Regulus […***…] with respect to such Discontinued Product (including but not limited to […***…] for Regulus, and […***…] Regulus to […***…], any […***…] with a […***…] related to such Discontinued Product).

8.7.2 Regulus Payment Obligations for Opt-In Rights. If Regulus provides an Election Notice for any Discontinued Product which has […***…], then Regulus shall pay to Sanofi a non-refundable royalty of (i) […***…] percent ([…***…]%) of any Regulus Licensing Revenues received by Regulus from a Third Party in consideration for licensing such Discontinued Product to such Third Party; or (ii) if Regulus is Developing and Commercializing such Discontinued Product on its own or through an Affiliate, a royalty equal to […***…]% of the Net Sales of such Discontinued Product made through Regulus or any of its Affiliates with the provisions of Section 5.3 through 5.8 applying mutatis mutandis. For purposes of this Agreement, “Regulus Licensing Revenues” will mean any payments that Regulus receives from a Third Party in consideration of a license (or sublicense) to further the Development and Commercialization of a Discontinued Product, in each case including, but not limited to, upfront payments, license fees, regulatory or sales milestone payments, royalties and/or profit sharing payments, but excluding: (i) payments made in consideration of Regulus’ equity or debt securities (except to the extent such payments exceed the fair market value of such securities upon date of receipt), (ii) payments to reimburse Regulus for the out-of-pocket costs and expenses of research and development, and (iii) payments to reimburse Regulus for patent prosecution costs and expenses.

8.8 Regulus Right of First Negotiation. If Sanofi has a good-faith desire to grant any Third any right to Develop or Commercializing an Option Compound or Option Product, then Sanofi will promptly (but in any case within thirty (30) days) provide written notice to Regulus, and Sanofi will promptly deliver to Regulus evaluation materials reasonably relevant to the Option Compound or Option Product and no less than those materials provided to applicable Third Parties. Regulus will then have forty-five (45) days to notify Sanofi in writing whether Regulus desires to take a license from Sanofi to Develop and Commercialize the applicable Option Compound and Option Product. If Regulus provides Sanofi with timely written notice that Regulus desires to take a license from Sanofi to Develop and Commercialize the applicable Option Compound and Option Product, then Regulus and Sanofi will, in good faith, use commercially reasonable efforts to conclude a written collaboration and license agreement within one hundred twenty (120) days. If Regulus fails to timely notify Sanofi that Regulus desires to take a license from Sanofi to Develop and Commercialize the applicable Option Compound and Option Product, or if despite good-faith commercially reasonable efforts Regulus and Sanofi are unable to reach an agreement within one hundred twenty (120) days after Regulus’ receipt of such notice from Sanofi, then Sanofi may enter into a collaboration and license agreement with any Third Party with respect to the applicable Option Compound and Option Product on economic terms which, when taken as a whole, are no more favorable to any such Third Party than the terms last offered under this right of first negotiation by Sanofi to Regulus.

***Confidential Treatment Requested

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ARTICLE 9

INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

9.1 Indemnification of Regulus. Sanofi agrees to defend Regulus, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “Regulus Indemnitees”), and will indemnify and hold harmless the Regulus Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorneys’ fees and other legal expenses with respect thereto (collectively, “Losses”) arising out of any claim, action, lawsuit or other proceeding by a Third Party (collectively, “Third Party Claims”) brought against any Regulus Indemnitee and resulting from or occurring as a result of: (a) the Development, manufacture, use, handling, storage, sale or other Commercialization or disposition of any Option Compound or Option Product in the Territory by Sanofi or its Affiliates, sublicensees or contractors, (b) any breach by Sanofi of any of its representations, warranties or covenants pursuant to this Agreement or (c) the negligence or willful misconduct of Sanofi or any Sanofi Affiliate or sublicensee in connection with this Agreement; except in any such case to the extent such Losses result from: (i) the negligence or willful misconduct of any Regulus Indemnitee, (ii) any breach by Regulus of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any Regulus Indemnitee.

9.2 Indemnification of Sanofi. Regulus agrees to defend Sanofi, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “Sanofi Indemnitees”), and will indemnify and hold harmless the Sanofi Indemnitees, from and against any Losses and Third Party Claims brought against any Sanofi Indemnitee and resulting from or occurring as a result of: (a) any activities conducted by a Regulus employee, consultant or (sub)contractor in effecting a Sanofi request pursuant to Section 2.4.3; (b) any breach by Regulus of any of its representations, warranties or covenants pursuant to this Agreement; or (c) the negligence or willful misconduct of any Regulus Indemnitee or any (sub)contractor of Sanofi in connection with this Agreement; except in any such case to the extent such Losses result from: (i) the negligence or willful misconduct of any Sanofi Indemnitee, (ii) any breach by Sanofi of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any Sanofi Indemnitee.

9.3 Notice of Claim. All indemnification claims provided for in Sections 9.1 and 9.2 will be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 9.1 or 9.2, but in no event will the indemnifying Party be liable for any Losses to the extent such Losses result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

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9.4 Defense, Settlement, Cooperation and Expenses.

9.4.1 Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 calendar days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party will not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will as soon as is reasonably possible deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.4.1, the Indemnified Party will be responsible for the legal costs or expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.

9.4.2 Right to Participate in Defense. Without limiting Section 9.4.1, any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.4.1 (in which case the Indemnified Party will control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles in which case the indemnifying Party will be responsible for any such costs and expenses of counsel for the Indemnified Party.

9.4.3 Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that will not admit liability or violation of Law on the part of the Indemnified Party or result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner (such as granting a license or admitting the invalidity of a Patent Controlled by an Indemnified Party), and as to which the indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.4.1, the indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld). The indemnifying Party will not be liable for any

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settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld.

9.4.4 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

9.4.5 Costs and Expenses. Except as provided above in this Section 9.4, the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.5 Insurance.

9.5.1 Regulus’ Insurance Obligations. Regulus shall maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its clinical trials and its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for biotech companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products, provided, that, at a minimum, Regulus shall maintain, in force at its sole cost, a general liability insurance policy providing coverage of at least $[…***…] per claim and $[…***…] annual aggregate, provided that such coverage is increased to at least $[…***…] at least thirty (30) days before Regulus initiates the First Commercial Sale of any Discontinued Product hereunder. Regulus shall furnish to Sanofi evidence of such insurance, upon request.

9.5.2 Sanofi’s Insurance Obligations. Sanofi hereby represents and warrants to Regulus that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by Sanofi under this Agreement. Sanofi shall furnish to Regulus evidence of such self-insurance, upon request.

***Confidential Treatment Requested

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ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties. Each Party hereby represents and warrants as of the Effective Date to the other Party that:

10.1.1 it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.2 this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

10.1.3 all necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; and

10.1.4 the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law or any provision of the certificate of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

10.2 Regulus Representations and Warranties. Regulus hereby represents and warrants to Sanofi as of the Effective Date that:

10.2.1 Regulus is the owner of, or otherwise has the right to grant all rights and licenses it purports to grant to Sanofi with respect to the Regulus Platform Technology Patents under this Agreement;

10.2.2 No written claims have been made against Regulus alleging that (i) any of the Regulus Platform Technology Patents are invalid or unenforceable or (ii) Regulus has infringed any intellectual property rights of a Third Party.

10.2.3 The licenses granted to Regulus under the Existing Regulus In-Licenses, the Regulus Future In-Licenses and the Regulus In-License Agreements are in full force and effect and Regulus has not received any written notice, and is not aware, of any breach by any party to such agreements.

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10.3 Sanofi Nonsolicitation Covenant. During the period from the date hereof to and including the […***…] anniversary of the Effective Date (the “Nonsolicitation Period”), Sanofi shall not and shall not permit any of their respective representatives to directly or indirectly, (i) without the prior written consent of Regulus, induce or attempt to induce any employee of Regulus to leave the employ of Regulus, or in any way interfere with the relationship between Regulus and any employee of Regulus, or known consultant or independent contractor thereof. For purposes of this Section 10.3, “induce” shall not be deemed to mean (i) circumstances where an employee, consultant or independent contractor or former employee, consultant or independent contractor initiates contact with a Party with regard to possible employment, or (ii) general solicitations of employment not specifically targeted at specific employees of a Party, including responses to general advertisements.

10.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 10, SANOFI AND REGULUS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SANOFI AND REGULUS EACH SPECIFICALLY DISCLAIM ANY WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11

MISCELLANEOUS

11.1 Assignment; Sanofi Affiliates. Except as expressly set forth in this Agreement, without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder. Any purported assignment or transfer in violation of this Section 11.1 will be void ab initio and of no force or effect. Notwithstanding the foregoing:

11.1.1 Sanofi may, without Regulus’ consent, assign this Agreement and its rights and obligations hereunder to an Affiliate of Sanofi, provided that such Affiliate agrees to be bound by the terms and conditions of this Agreement and that no such assignment to an Affiliate will relieve Sanofi of its obligations hereunder;

11.1.2 Regulus may assign or transfer this Agreement or any of its rights or obligations hereunder without Sanofi’s consent to any Third Party with which it has merged or consolidated, or to which it has transferred all or substantially all of its assets or stock of the business to which this Agreement relates, if in any such event the Third Party assignee or surviving entity assumes in writing all of Regulus’ obligations under this Agreement; provided further that in the event of such a sale or transfer (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such sale or transfer (if other than

***Confidential Treatment Requested

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one of the Parties) shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; and

11.1.3 Regulus may assign or transfer its rights under Article 5 (but no liabilities) to a Third Party in connection with a royalty factoring transaction.

11.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

11.3 Governing Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA without reference to any rules of conflicts of laws. For clarification, any dispute relating to the scope, validity, enforceability or infringement of any Patents will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

11.4 Dispute Resolution.

11.4.1 Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement. Any dispute between the Parties which is outside the JTSC’s decision-making authority will be promptly presented to each Party’s respective co-chair of the JTSC for resolution, and if the co-chairs of the JTSC are unable to resolve such dispute, such dispute will then be presented to the Executive Vice President of R&D of Sanofi and the Executive Vice President of Regulus (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim. Any dispute within the JTSC’s decision-making authority will not be subject to arbitration.

11.4.2 Arbitration. If after negotiating in good faith pursuant to Section 11.4.1, after good faith discussions undertaken within reasonable promptness, to reach an amicable agreement within 90 days, then either Party may upon written notice to the other submit to binding arbitration pursuant to this Section 11.4.2 below. No statements made by either Party during such discussions will be used by the other Party or admissible in arbitration or any other subsequent proceeding for resolving the dispute.

(a) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, not resolved under the provisions of Sections 11.4.2 will be resolved by final and binding arbitration conducted in accordance with the terms of this Section 11.4.2. The arbitration will be held in New York, New York, USA according to Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration will be conducted by a panel of three (3) arbitrators with significant experience in the pharmaceutical industry, unless otherwise agreed by the Parties, appointed in

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accordance with applicable ICC rules. Any arbitration herewith will be conducted in the English language to the maximum extent possible. The arbitrators will be instructed not to award any punitive or special damages and will render a written decision no later than twelve (12) months following the selection of the arbitrator, including a basis for any damages awarded and a statement of how the damages were calculated. Any award will be promptly paid in Euros free of any tax, deduction or offset. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 11. With respect to money damages, nothing contained herein will be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. Each Party will pay its legal fees and costs related to the arbitration (including witness and expert fees). Judgment on the award so rendered will be final and may be entered in any court having jurisdiction thereof.

(b) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

(c) EXCEPT FOR LOSSES COVERED BY THE INDEMNITIES PROVIDED UNDER ARTICLE 9, AND ANY BREACH OF THE CONFIDENTIALITY RESTRICTIONS UNDER ARTICLE 6, EACH PARTY HERETO WAIVES (1) ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER; AND (2) ANY CLAIM OF CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES FROM THE OTHER.

11.4.3 Disputes Regarding Material Breach. If the Parties are in dispute as to whether one Party is in material breach of this Agreement, then the arbitrator will first determine if material breach has in fact occurred, and if so, will grant the defaulting Party the cure period provided pursuant to Section 8.3. If the material breach is not cured within the time period provided pursuant to Section 8.3, the arbitration will continue and the arbitrator will, as part of the same arbitration, award actual direct damages to the non-defaulting Party.

11.4.4 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.4.

11.5 Notices. Except as otherwise provided for in this Agreement, all notices or other communications that are required or permitted hereunder will be in the English language and in writing and delivered personally with acknowledgement of receipt, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

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If to Sanofi, to:

Sanofi-Aventis

174, avenue de France

75013 Paris, France

Attention: General Counsel

Facsimile No.: +33 1 53 77 43 03

If to Regulus, to:

Regulus Therapeutics Inc.

1896 Rutherford Road,

Carlsbad, California 92008

USA

Attention: Executive Vice President

Facsimile: +1(760) 268-6868

With a copy to:

Attention: General Counsel

Facsimile: +1 (760) 268-4922

With a copy to:

Attention: Thomas Coll

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

USA

Facsimile: +1 (858) 550-6420

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a Business Day, (ii) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third Business Day following the date of mailing, if sent by mail. It is understood and agreed that this Section 10.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

11.6 Entire Agreement; Modifications. This Agreement (including the attached Appendices, and the Technology Sharing Plan, if any), together with the Collaboration Agreement and the Stock Purchase Agreement (as such term is defined in the Collaboration Agreement), sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby; provided nothing in this Agreement will be deemed to amend or modify the Collaboration Agreement and as such the Collaboration Agreement remains in full force and

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effect in accordance with its terms. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.7 Headings. The headings of Articles and Sections of this Agreement are for ease of reference only and will not affect the meaning or interpretation of this Agreement in any way.

11.8 Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

11.9 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.11 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

11.12 Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

11.13 Force Majeure. Neither Party will be charged with any liability for delay in performance of an obligation under this Agreement to the extent such delay is due to a cause beyond the reasonable control of the affected Party, such as war, riots, labor disturbances, fire, explosion, earthquake, and compliance in good faith with any governmental Law, regulation or order. The Party affected will give prompt written notice to the other Party of any material delay due to such causes.

11.14 Interpretation.

11.14.1 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the

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authorship of any provisions of this Agreement. This Agreement has been prepared in the English language and the English language shall control its interpretation.

11.14.2 The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “will” will be construed to have the same meaning and effect as the word “will”. The word “any” will mean “any and all” unless otherwise clearly indicated by context.

11.14.3 Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, will be construed to refer to Articles, Sections and Appendices of this Agreement.

11.14.4 References to sections of the Code of Federal Regulations and to the United States Code will mean the cited sections, as these may be amended from time to time.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

REGULUS THERAPEUTICS INC.:

By:	/x/ Kleanthis G. Xanthopoulos

Title:	President and CEO

SANOFI-AVENTIS:

By:	/s/ Philippe Goupit

Title:	VP Corporate Licenses

Signature Page - Non-Exclusive Technology Alliance and Option Agreement

List of Appendices

Appendix 1:	Definitions

Appendix 2:	Reserved

Appendix 3:	Reserved

Appendix 4:	Regulus Platform Technology Patents

Appendix 5:	Certain Regulus Prior 3rd Party Agreements

Appendix 6:	Certain Regulus Prior 3rd Party Agreements

Appendix 7:	Option Targets

APPENDIX 1

DEFINITIONS

“Affiliate” means any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with another Person. A Person will be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person. Notwithstanding the above, neither of the Founding Companies of Regulus will be deemed an Affiliate of Regulus for the purposes of this Agreement under any circumstances.

“Agreement” means this Nonexclusive Technology Alliance and Option Agreement, together with all Appendices attached hereto, and the Technology Sharing Plan, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time, but excluding patent laws.

“Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Product in such jurisdiction in accordance with Applicable Laws.

“Business Day” means a day on which banking institutions in New York, New York, United States and Paris, France are both open for business.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Collaboration Agreement” has the meaning set in the second recital of this Agreement

“Commercialize”, “Commercializing” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, for, marketing, promoting, distributing, importing or selling a product, including, without limitation, conducting pre-and post-Approval activities, including studies reasonably required to increase the market potential of the product and studies to provide improved formulation and product delivery.

“Commercially Reasonable Efforts” means, with respect to an Option Compound and product, the carrying out of discovery, research, Development or Commercialization activities using the efforts that the applicable Party would reasonably devote to a compound or product of similar market potential at a similar stage in development or product life resulting from its own research efforts, taking into account strategic considerations such as product profile, the competitive landscape and other relevant scientific, technical and commercial factors.

“Commercial Option Deadline” has the meaning set forth in Section 3.3.

“Confidential Information” has the meaning set forth in Section 6.1.

“Control” means, with respect to any Know-How, Patent or other intellectual property right, possession by a Party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to the other Party ownership, a license, sublicense and/or other right to practice under such Know-How, Patent or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party acquirer that later becomes an Affiliate of Regulus after the Effective Date, no intellectual property of such Third Party acquirer will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of Regulus.

“Development” means IND-enabling toxicology studies and production of GMP quality product and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority with respect to an Option Compound or product, including, without limitation, clinical toxicology, clinical pharmacology, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, and clinical studies. When used as a verb, “Develop” means to engage in Development.

“Disclosing Party” has the meaning set forth in Section 6.1.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“EMEA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Founding Company” means individually, either Isis Pharmaceuticals, Inc. or Alnylam Pharmaceuticals, Inc.; and collectively, both Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc.

“Founding Company License Agreement” means the Amended and Restated License and Collaboration Agreement among Regulus and the Founding Companies dated January 1, 2009, as amended as of the Effective Date.

2.

“Good Manufacturing Practice(s)” or “GMP” will mean the regulatory requirements for current good manufacturing practices promulgated in the United States Code of Federal Regulations including those rules promulgated by the United States Food and Drug Administration under the U.S. Food, Drug and Cosmetic Act, 21 C.F.R. § 210 et seq. (“FD&C Act”) and ICH Guidelines and applicable regulations, as the same may be amended from time to time.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“IND-Enabling Studies” means the pharmacokinetic and toxicology studies required to meet the regulations for filing an IND.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnification Claim Notice” has the meaning set forth in Section 9.3.

“Indication” means mean any human or animal disease or condition, or sign or symptom of a human or animal disease or condition.

“IP Period” means the period of time commencing on the Research Option Exercise Date and continuing until the […***…] anniversary of the Effective Date.

“JTSC” has the meaning set forth in Section 2.6.

“Know-How” means technical information and materials, including without limitation, technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, inventions, practices, methods, knowledge, know-how, trade secrets, skill and experience.

“Losses” has the meaning set forth in Section 9.1.

“microRNA” means a structurally defined functional RNA molecule usually between 21 and 25 nucleotides in length, which is derived from genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family; including, without limitation, those microRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/). To the extent that scientific developments after the Effective Date would lead experts in the field of microRNA to expand this definition of microRNA, the Parties agree to discuss redefining microRNA for purposes of this Agreement; provided, however, that nothing contained herein will require any Party hereto to expand this definition.

“microRNA Antagonist” means a single-stranded oligonucleotide (or a single stranded analog thereof) that is designed to interfere with or inhibit a particular microRNA. For purposes of clarity, the definition of “microRNA Antagonist” is not intended to include oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.

***Confidential Treatment Requested

3.

“microRNA Compound” means a compound consisting of (a) a microRNA Antagonist, or (b) a microRNA Mimic.

“microRNA Mimic” means a double-stranded or single-stranded oligonucleotide or analog thereof with a substantially similar base composition as a particular microRNA and which is designed to mimic the activity of such microRNA.

“Net Sales” means, with respect to an Option Product or, for the purposes of Section 7.4.2, in the case of a product containing a microRNA Compound, the gross invoice price of all units of such products sold by Sanofi, its Affiliates and/or their sublicensees to any Third Party or, for the purposes of Section 7.4.2, in the case of a Third Party sublicense of Regulus, or its Affiliate, to any other Third Party, less the following items: (a) trade discounts, credits or allowances, (b) credits or allowances additionally granted upon returns, rejections or recalls, (c) freight, shipping and insurance charges, (d) taxes, duties or other governmental tariffs (other than income taxes), (e) government-mandated rebates, and (f) a reasonable reserve for bad debts. “Net Sales” under the following circumstances will mean the fair market value of such Product: (i) Products which are used by Sanofi, its Affiliates or sublicensees for any commercial purpose without charge or provision of invoice, (ii) Products which are sold or disposed of in whole or in part for non cash consideration, or (iii) Products which are provided to a Third Party by Sanofi, its Affiliates or sublicensees without charge or provision of invoice and used by such Third Party except in the cases of Products used to conduct clinical trials, reasonable amounts of Products used as marketing samples and Product provided without charge for compassionate or similar uses.

Net Sales will not include any transfer between or among Sanofi and any of its Affiliates or sublicensees for resale.

In the event a Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product, by the fraction, A/(A+B), where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other therapeutically active pharmaceutical compound(s) included in the Combination Product when sold separately in finished form, each during the applicable royalty period or, if sales of all compounds did not occur in such period, then in the most recent royalty reporting period in which sales of all occurred. In the event that such average sale price cannot be determined for both the Product and all other therapeutically active pharmaceutical compounds included in the Combination Product, Net Sales for the purposes of determining royalty payments will be calculated as above, but the average sales price in the above equation will be replaced by a good faith estimate of the fair market value of the compound(s) for which no such price exists.

“Option Compound” means either (i) with respect to Option Targets for which Sanofi has selected a microRNA Antagonist under Section 3.1 above, any microRNA Antagonist discovered by Sanofi or its Affiliates that modulates the expression of such Option Target where its primary mechanism of action is […***…] to such Option Target, or (ii) with respect to Option Targets for which Sanofi has selected a microRNA Mimic under Section 3.1 above, a microRNA Mimic discovered by Sanofi or its Affiliates with a substantially similar

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base composition as the applicable Option Target and which is designed to mimic the activity of such Option Target.

“Option Target” has the meaning set forth in Section 3.1.

“Option Product” has the meaning set forth in Section 3.3 of this Agreement.

“Party(ies)” has the meaning set forth in the opening paragraph of this Agreement.

“Patents” means (a) patents and patent applications in any country or jurisdiction, (b) all priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Permitted License” means a license granted by Regulus to a Third Party (i) under the Regulus Platform Technology to […***…] (or […***…] to […***…]) solely to […***…], or (ii) under the Regulus Platform Technology to enable such Third Party to […***…] or […***…] microRNA Compounds, where such Third Party is […***…] and is not […***…].

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

“Prior Third Party Agreements” means certain licenses granted by Regulus to Third Parties under a Patent Controlled by Regulus under an agreement included in the agreements listed in Appendix 5 or Appendix 6.

“Proposed Target” has the meaning set forth in Section 3.7.1.

“Receiving Party” has the meaning set forth in Section 6.1.

“Regulatory Authority” means any governmental authority, including without limitation FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health, Labour and Welfare, or any successor agency thereto), that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of an Option Product in any country.

“Regulus Collaborator” means any Third Party developing or commercializing a miRNA Compound product alone or in collaboration with Regulus under a license to Regulus Platform Technology Patents.

“Regulus Collaborator Blocking Patents” means Patents Controlled by a Regulus Collaborator that claim:

(i) any invention that is conceived or reduced to practice during the […***…] years following Regulus’ grant of a sublicense under the Sanofi Blocking Patents to such Regulus

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Collaborator by one or more employees of such Regulus Collaborator or any of its Affiliates who (A) have participated in any collaboration activities with Regulus pursuant to a license from Regulus under the Regulus Platform Technology or (B) have otherwise received Regulus Platform Technology (excluding any Regulus Platform Know-How that, at the time of initial access by any such employee, was not confidential information of Regulus); and

(ii) either:

(a) microRNA Compounds in general;

(b) chemistry or delivery technology useful in connection with microRNA Compounds;

(c) general mechanisms of action by which a microRNA Compound modulates microRNA; or

(d) general methods of treating or preventing an Indication by modulating one or more microRNAs;

provided, however, that in each case, Regulus Collaborator Blocking Patents exclude Patents Controlled by the applicable Regulus Collaborator (in each, case other than as a result of the sublicense granted by Regulus) to the extent that such Patents claim:

(1) a microRNA sequence or a portion thereof;

(2) the specific compositions of matter of any microRNA Compound; or

(3) methods of using as a therapeutic any microRNA Compound.

“Regulus Collaborator Exclusive Option” means, with respect to a particular Proposed Target, an exclusive option granted by Regulus to a Third Party under a written agreement that (i) identifies such Proposed Target by name; (ii) grants such Third Party the right to obtain an exclusive license to Develop and Commercialize microRNA Compounds directed to such Proposed Target; (iii) obligates Regulus to […***…] (or otherwise obligates Regulus to perform activities that will […***…]) Researching and/or Developing microRNA Compounds for such Proposed Target, where such Third Party […***…], whether in the form of […***…] or in […***…], that Regulus will use, in whole or in part, to […***…]; and (iv) prohibits Regulus from collaborating with Sanofi or any other Third Party with respect to such Proposed Target or from granting Sanofi or any other Third Party a license to Research, Develop or Commercialize microRNA Compounds directed to such Proposed Target.

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“Regulus Existing In-Licenses” means an agreement between Regulus and a Third Party as in effect on the Effective Date, pursuant to which Regulus has Control over a piece of the Regulus Platform Technology.

“Regulus Future In-Licenses” means an agreement between Regulus and a Third Party entered after the Effective Date, pursuant to which Regulus has Control over a piece of the Regulus Platform Technology.

“Regulus In-License Agreements” means those agreements listed on Appendix 5 or Appendix 6.

“Regulus Platform Know-How” means, subject to Section 4.1.6, all Know-How Controlled by Regulus on the Effective Date or during the IP Period and related to (a) microRNA Compounds in general, (b) chemistry or delivery technology useful in connection with microRNA Compounds, (c) general mechanisms of action by which a microRNA Compounds modulate microRNA, or (d) general methods of treating an Indication by modulating one or more microRNAs; provided, however, that in each case, Regulus Platform Know-How will not include Know-How related specifically to (i) a microRNA sequence or a portion thereof; (ii) the specific composition of matter of any microRNA Compounds; or (iii) methods of using as a therapeutic any microRNA Compound.

“Regulus Platform Technology Patents” means, subject to Section 4.1.6, (A) all Patents Controlled by Regulus on the Effective Date and listed on Appendix 4, and (B) all Patents Controlled by Regulus during the IP Period that claim (a) microRNA Compounds in general, (b) chemistry or delivery technology useful technology useful in connection with microRNA Compounds, (c) general mechanisms of action by which a microRNA Compound modulates microRNAs, or (d) general methods of treating or preventing an Indication by modulating one or more microRNAs; provided, however, that in each case, Regulus Platform Technology Patents do not include (1) any Patents Controlled by Regulus or its Affiliates to the extent that such Patents claim (a) the sequence or a portion thereof corresponding to a specific microRNA sequence or a portion thereof, (b) the specific composition of matter of any microRNA Compound, (c) methods of using as a therapeutic any microRNA Compound; (2) the Tuschl 3 Patents; and (3) the Rockefeller Patents.

“Regulus Platform Technology” means the Regulus Platform Know How and the Regulus Platform Technology Patents.

“Regulus Tangible Materials” means any tangible documentation, whether written or electronic, existing as of the Effective Date or during the IP Period, that is Controlled by Regulus, and embodying or relating to the Regulus Platform Technology.

“Research” means chemical synthesis, manufacturing microRNA Compounds for research purposes, pre-clinical research with respect to microRNA Compounds including gene function, gene expression and target validation research using cells and animals, which may include small pilot toxicology studies but excludes IND-Enabling Studies, clinical development and commercialization.

“Research License” has the meaning set forth in Section 2.3.

7.

“Research Option” has the meaning set forth in Section 2.1.

“Research Option Deadline” has the meaning set forth in Section 2.2.

“Research Option Exercise Date” has the meaning set forth in Section 2.3.

“[…***…] Patents” means the Patents in-licensed by Regulus pursuant to the Non-Exclusive License Agreement between […***…] and […***…] dated […***…] and assigned to Regulus June 30, 2008.

“Sanofi Blocking Patents” means Patents Controlled by Sanofi or its Affiliates (in each, case other than as a result of the licenses granted by Regulus to Sanofi hereunder) that claim:

(i) […***…]; and

(ii) either:

(a) microRNA Compounds in general;

(b) chemistry or delivery technology useful in connection with microRNA Compounds;

(c) general mechanisms of action by which a microRNA Compound modulates microRNA; or

(d) general methods of treating or preventing an Indication by modulating one or more microRNAs;

provided, however, that in each case, Sanofi Blocking Patents exclude Patents Controlled by Sanofi or its Affiliates (in each, case other than as a result of the licenses granted by Regulus to Sanofi hereunder) to the extent that such Patents claim:

(1) a microRNA sequence or a portion thereof;

(2) the specific compositions of matter of any microRNA Compound being developed by Sanofi, its Affiliate or any Third Party under license from Sanofi; or

(3) methods of using as a therapeutic any microRNA Compound being developed by Sanofi, its Affiliate or any Third Party under license from Sanofi.

“Sanofi Indemnitees” has the meaning set forth in Section 9.2.

“Senior Representatives” has the meaning set forth in Section 11.4.1

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“Target Encumbrances” has the meaning set forth in Section 3.7.1.

“Technology Sharing Period” has the meaning set forth in Section 2.4.1.

“Technology Sharing Program” has the meaning set forth in Section 2.4.

“Technology Sharing Plan” has the meaning set forth in Section 2.5.

“Term” has the meaning set forth in Section 8.1.

“Territory” means all countries and jurisdictions throughout the world.

“Third Party” means any Person other than Regulus or Sanofi or their respective Affiliates.

“Third Party Claims” has the meaning set forth in Section 9.1.

“Tuschl 3 Patents” means the Patents in-licensed by Regulus pursuant to the License Agreement among Garching Innovation GmbH, Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc. dated October 18, 2004

“Valid Claim” means a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

9.

APPENDIX 2

[reserved]

APPENDIX 3

[reserved]

APPENDIX 4

REGULUS PLATFORM TECHNOLOGY PATENTS

APPENDIX 5

REGULUS IN-LICENSE AGREEMENTS

AND

PRIOR THIRD PARTY AGREEMENTS

This Appendix 5 contains a list of certain agreements between Regulus and certain Third Parties that may, as applicable, place certain encumbrances or limitations on the licenses or sublicenses granted to Sanofi, any exclusivity covenants, and the representations and warranties, where specified in the Agreement.

As set forth in the Agreement, the information and disclosures contained in this Appendix 5 are intended only to qualify and limit the licenses granted by Regulus to Sanofi, any exclusivity covenants, and the representations and warranties given by Regulus under the Agreement and do not expand in any way the scope or effect of any such licenses, representations or warranties.

Nothing herein constitutes an admission of any liability or obligation of Regulus nor an admission against any interest of Regulus. The inclusion of this Appendix 5 or the information contained in this Appendix 5 does not indicate that Regulus has determined that this Appendix 5 or the information contained in this Appendix 5, when considered individually or in the aggregate, is necessarily material to Regulus.

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

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APPENDIX 6

REGULUS IN-LICENSE AGREEMENTS

AND

PRIOR THIRD PARTY AGREEMENTS

This Appendix 6 contains a list of certain agreements between Regulus and certain Third Parties that may, as applicable, place certain encumbrances or limitations on the licenses or sublicenses granted to Sanofi, any exclusivity covenants, and the representations and warranties, where specified in the Agreement.

As set forth in the Agreement, the information and disclosures contained in this Appendix 6 are intended only to qualify and limit the licenses granted by Regulus to Sanofi, any exclusivity covenants, and the representations and warranties given by Regulus under the Agreement and do not expand in any way the scope or effect of any such licenses, representations or warranties.

Nothing herein constitutes an admission of any liability or obligation of Regulus nor an admission against any interest of Regulus. The inclusion of this Appendix 6 or the information contained in this Appendix 6 does not indicate that Regulus has determined that this Appendix 6 or the information contained in this Appendix 6, when considered individually or in the aggregate, is necessarily material to Regulus.

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

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